Exhibit 99.2

MC Shipping Inc.

24 Avenue de Fontvieille,

Monte Carlo, Monaco

New York Telephone: (646) 623 5333

Email: MCShipping@aol.com

…FOR IMMEDIATE RELEASE…

MC SHIPPING ANNOUNCES 2004 YEAR END RESULTS
 COMPANY OUTLOOK FOR 2005 AND DIVIDEND

NEW YORK (March 18, 2005): MC Shipping Inc. (AMEX: MCX) reported net income of $1,112,379 or $0.13 per share on revenues (excluding interest income) of $31,895,393 for the year ended December 31, 2004, compared to a net income of $3,091,155 or $0.36 per share on the gross revenue of $35,797,522 for the year ended December 31, 2003 (See Appendix 1 for 12 months financial summary).

The Company's earnings before interest, taxes, depreciation and amortization (EBITDA) were approximately $11.1 million and the ratio of EBITDA to interest expense was approximately 3.2 for the year that ended December 31, 2004. In 2003, EBITDA was approximately $20.1 million and the ratio of EBITDA to interest expense was approximately 4.1. EBITDA is defined by the Company as Net Income before income taxes, interest, depreciation and amortization and provision for impairment loss.

Vessel operating expenses were $16,821,562 for the year 2004 compared to $17,875,984 in 2003. Operating expenses were approximately 53% of revenues as compared to 50% in the prior year. The fleet on-hire performance was 99.4% in 2004, up from 95.1% in 2003.

For the quarter ended December 31, 2004, the net loss was $(583,946) or $(0.07) per share, compared to a net income of $742,744 or $0.09 per share in the last quarter of 2003. Revenues for the quarter were $7,990,784, compared to $7,688,106 posted in the last  quarter of 2003.

In January 2005, the Company received appraisals for its gas fleet from leading independent shipbrokers. The market value of the container vessels was assumed to be equal to the sale price received in January 2005. On this basis, the appraised value of the Company’s entire fleet was approximately $91,850,000 compared to a book value of $57,051,369 on December 31, 2004.

“The results of 2004 were severely impacted by the restructuring of the Company that took place in the second half of the year and the associated non-recurring expenses.” stated Tony Crawford, the Company’s CEO. “However, after this transition period, the Company is now in a much better position than it was 12 months ago: the sale of some older ships at a substantial profit generated significant resources for new vessel acquisitions; the refinancing of the remaining outstanding 11.25% Senior Notes substantially reduced the cost of our long term debt and lifted a number of restrictive covenants; the acquisition of two very large gas carriers (VLGC) and a 50% investment in a third one, has refocused the Company on the LPG sector, which is showing very strong potential.”

“We believe our strategy will provide excellent results in 2005”, continued Mr. Crawford: “the recently acquired VLGCs will almost double the size of our Company; they will be chartered to first class operators and provide an EBITDA of approximately $10 million as from their acquisition date.” The Company cautioned that these forward-looking statements are based upon estimated vessel operating expenses, market levels of earnings, and dry-docking time and costs, as well as a anticipated delivery dates for the three VLGC’s being acquired and their respective financing costs. Mr. Crawford further stated, “The small LPG fleet will also show improved results in 2005 as we were able to renew or extend their charters at much improved rates during the course of 2004. Finally, the $17.8 million deferred profit generated by the sale of the container vessels in January 2005 will be recorded over their remaining useful life of approximately four years.

We believe this strategy is beneficial to all the shareholders of the Company and we were pleased to see that the Company share price almost tripled in the last twelve months. In light of these factors, we are pleased to announce that the Company will resume the distribution of cash dividends, which was interrupted because of the Senior Notes Indenture restrictions and will pay a dividend of $0.25 per share per annum on a quarterly basis. A separate press release will outline the details of the dividend distribution.”

______________________

This news release contains forward-looking statements, within the meaning of Section 21E of the Securities Exchange Act of 1934, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  One can generally identify these forward-looking statements because they contain "expect", "believe", "anticipate", "estimate, ""confident" and other words that convey a similar meaning.  One can also identify these statements as statements that do not relate strictly to historical or current facts.   One should understand that it is not possible to predict or identify all factors that could cause actual results to differ from the Company's forward-looking statements.   The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any such statement is based.

For further information please contact

Peter Shaerf at MC Shipping Inc.

646 623 5333

Email either MCShipping@aol.com or Investorrelations@mcshipping.com

Appendix 1

12 months financial summary for the period ended December 31, 2004 (US$):

	2004	2003
Charterhire and Other Income	$31,895,393	$35,797,522
Commission on Charterhire	(759,673)	(895,394)
Vessel Operating Expenses	(16,821,562)	(17,875,984)
Depreciation and dry-dock amortization	(6,573,789)	(9,472,242)
General and Administrative Expenses	(2,577,213)	(1,419,368)
Provision for Impairment Loss	-	(2,693,650)
Gains /(Losses) on disposals of vessels	-	1,785,253

Operating Income	5,163,156	5,226,137
Interest Expense	(3,463,491)	(4,866,062)
Interest Income	156,964	110,603
(Loss)/Gains on debt extinguishment	(744,250)	2,620,477

Net Income	$1,112,379	$3,091,155

Net Income per share	$0.13	$0.36

Average Number of shares outstanding	8,737,627	8,669,287
Shareholders equity	$30,836,555	$29,228,585

Reconciliation of EBITDA to Net Income
Net Income	$1,112,379	$3,091,155
Plus: interest expense	3,463,491	4,866,062
Plus: depreciation and amortization	6,573,789	9,472,242
Plus: provision for impairment loss	-	2,693,650
EBITDA	11,149,659	20,123,109

Appendix 2

3 months financial summary for the period ended December 31, 2004 (US$):
	2004	2003

Charterhire and Other Income	$7,990,784	$7,668,106
Net Income	(583,946)	724,744
Net Income per share	(0.07)	$0.09